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             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

TLG Laboratories Holding Corp.
Ronkonkoma, New York

  We consent to the use in this Registration Statement of TLG Laboratories Holding Corp. on Form S-1 of our report dated February 9, 1996 (May 7, 1996 as to Note 16), appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the heading "Selected Historical Financial Data" and "Experts" in such Prospectus.

  Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of TLG Laboratories Holding Corp. listed in Part II at Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Jericho, New York
June 3, 1996